Exhibit 5.1

November 15, 2002

Sensytech, Inc.
4919 Terminal Road
Newington, VA 22122-1430

Gentlemen:

     We refer to the Registration Statement on Form S-1, Registration No. 333-98757 (the “Registration Statement”) which has been filed by Sensytech, Inc., a Delaware corporation (“Sensytech”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the sale to the public in an underwritten public offering of 2,020,000 shares of Common Stock, $0.01 par value per share, of Sensytech (the “Common Stock”). This opinion relates to the shares of Common Stock covered by the Registration Statement (the “Subject Shares”).

     We have acted as counsel to Sensytech in connection with the preparation of the Registration Statement. As such counsel, it is our opinion that the Subject Shares, when issued and sold pursuant to the underwriting agreement between Sensytech and the several underwriters named therein, which is an exhibit to the Registration Statement, will be validly issued, fully paid and nonassessable. In arriving at the foregoing opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of officers of Sensytech and of public officials, and other instruments, as we have deemed necessary or appropriate for the purposes of the opinion set forth above.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Plummer Harty & Owsiany, LLP
Plummer Harty & Owsiany, LLP